Exhibit 99.2

23 January 2017

DELTA TOPCO LIMITED

SEVENTH SUPPLEMENTAL DEED

to the Loan Note Instrument constituting
3,861,264,949 US$1 10% UNSECURED LOAN
NOTES DUE 24 NOVEMBER 2060

CONTENTS

CLAUSE		PAGE

1.	INTERPRETATION	1

2.	AMENDMENTS TO THE ORIGINAL INSTRUMENT	1

3.	GENERAL	1

SCHEDULE AMENDED AND RESTATED LOAN NOTE INSTRUMENT		3

THIS SIXTH SUPPLEMENTAL DEED OF AMENDMENT AND RESTATEMENT is made on 23 January 2017 by Delta Topco Limited, a private limited company with registered number 95136 incorporated under the laws of Jersey, whose registered office is at 1 Waverly Place, Union Street, St Relier, Jersey JEl lSG (the Issuer).

WHEREAS:

(A)                               The Issuer has created and authorised the issue of 3,861,264,949 US$1 10% unsecured loan notes due 24 November 2060 pursuant to an unsecured loan note instrument dated 24 November 2006, as amended and/or restated on 18 September 2008, 24 April 2012, 22 October 2012, 28 May 2013, 25 March 2014 and 23 January 2017 (the Original Instrument).

(B)                               The Issuer and the Noteholders now wish to make certain amendments to the Original Instrument as recorded by this Supplemental Deed, such amendments having been sanctioned by Investor Consent (as defined in the Original Instrument).

(C)                               This Deed is supplemental to the Original Instrument.

NOW IT IS AGREED AS FOLLOWS:

1.                                      INTERPRETATION

1.1                               Capitalised terms have, unless expressly defined in this Supplemental Deed, the same meanings as in the Amended and Restated Instrument (as defined below).

1.2                               References in this Supplemental Deed to a clause, unless the context otherwise requires are references to the clauses of the Amended and Restated Instrument.

2.                                      AMENDMENTS TO THE ORIGINAL INSTRUMENT

2.1                               Subject to and with effect from the date of this Supplemental Deed, the Issuer hereby amends and restates the Original Instrument such that the Original Instrument shall be amended and restated in the form set out in the Schedule to this Supplemental Deed (the Amended and Restated Instrument).

2.2                               The Amended and Restated Instrument shall be deemed to be effective as of the date of this Supplemental Deed, to the exclusion of and as replacement for the Original Instrument.

3.                                      GENERAL

3.1                               A person who is not a party to this Supplemental Deed shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

3.2                               This Supplemental Deed shall be governed by and construed in accordance with the laws of England.

3.3                               All of the parties agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Supplemental Deed or otherwise arising in connection with this Supplemental Deed, and for such purposes irrevocably submit to the jurisdiction of the English courts.

AS WITNESS whereof this sixth Supplemental Deed has been duly executed and delivered as a deed on the day and year first before written.

EXECUTED and DELIVERED as a		)
DEED by DELTA TOPCO LIMITED		)	/s/ Carl John Hansen
acting by Carl John Hansen		)
in the presence of:		)

/s/ Alastair Brown

Name:	Alastair Brown

Address:	65 Fleet Street, London, EC4Y 1HT

Occupation:	Solicitor

SCHEDULE

AMENDED AND RESTATED INSTRUMENT

DATED 23 JANUARY 2017

DELTA TOPCO LIMITED

EXCHANGEABLE REDEEMABLE LOAN NOTE INSTRUMENT

These Notes are being offered pursuant to an exemption under the U.S. federal securities laws.  No offer or solicitation to buy any Notes is being made in any jurisdiction where any such offer or solicitation is not permitted.

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	AMOUNT AND DESCRIPTION	12

3.	STATUS	12

4.	REPAYMENT	13

5.	INTEREST	14

6.	CERTIFICATES	14

7.	THE REGISTER	15

8.	SET-OFF	15

9.	TAXES	16

10.	NO LISTING	16

11.	VARIATION	16

12.	ENFORCEMENT	16

13.	AGREEMENTS	17

14.	NOTICES	17

15.	GOVERNING LAW AND JURISDICTION	17

SCHEDULE 1 CERTIFICATE		19

SCHEDULE 2 THE CONDITIONS		22

1.	Interest	22

2.	Payment in kind	22

3.	Redemption	23

4.	Transfers and transmission	23

5.	Transfer Purchase Option and Transfer Exchange Option	25

6.	Exchange at the option of the Noteholder	26

7.	Exchange at the option of the Company	27

8.	Process for exchange of Notes for LMG Series C Stock	27

9.	Payments	29

10.	Notices	30

11.	Holder Representative Veto Rights	32

12.	Board Appointment Rights	35

13.	IC Committee	38

SCHEDULE 3 THE IC COMMITTEE		40

SCHEDULE 4		41

THIS INSTRUMENT is made by way of deed poll the      day of January 2017.

BY:

(1)                                DELTA TOPCO LIMITED, a private company limited by shares incorporated in Jersey, under number 95136, whose registered office is at 1 Waverley Place, Union Street, St Helier, Jersey JE1 1SG (the “Company”).

WHEREAS:

(A)                              The Company has created and authorised the issue of 350,639,388 US$1 10% unsecured loan notes due 24 November 2060 pursuant to an unsecured loan note instrument dated 24 November 2006, as amended and/or restated on 18 September 2008, 24 April 2012, 22 October 2012, 28 May 2013 and 25 March 2014 and further restated on 23 January 2017 (the “Original Instrument”).

(B)                              The Company and the Noteholders (as defined in the Original Instrument), now wish to amend and restate the Original Instrument in its entirety as in this Instrument.

(C)                              The consent of the Jersey Financial Services Commission to the amendment to the terms of the Original Instrument under Article 4 of the Control of Borrowing (Jersey) Order 1958 was obtained on 1 September 2016.

NOW THIS DEED WITNESSES as follows:

1.                                      INTERPRETATION

1.1                               In this Instrument the following definitions shall apply unless the context requires otherwise:

“100 Year Agreements” means each of: (a) the Umbrella Agreement; (b) the Commercial Agreement; (c) the Regulatory Agreement; (d) the SLEC Group Asset Transfer Agreement; (e) the FIA Transfer Agreement; and (f) the Deed of Release and Waiver;

“2009 Concorde Agreement” means the 2009 concorde agreement, dated 5 August 2009, between the FIA (France), Formula One Administration Limited, FOWC and the Signatory Teams (as defined therein) in relation to the Signatory Teams’ participation in the FIA Formula One World Championship for the period up to 31 December 2012;

“5-year Business Plan” means the approved financial plan for the Company from time to time (approved in accordance with this Instrument and any other applicable shareholders agreements and organizational documents) which includes the balance sheet, a plan for cash management (dividends and intercompany financing arrangements), projected cash flow and profit and loss statement for the following five (5) Financial Years;

“Affiliate” means, with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person, for so long as such person remains so affiliated to the specified person. For purposes of this definition, (i) “control”

(including the terms control, controlled by or common control) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, (ii) natural persons shall not be deemed to be Affiliates of each other, (iii) no member of a Noteholder Group shall be deemed to be an Affiliate of any other Noteholder Group or such other Noteholder Group’s members, unless they otherwise fall within the meaning of “Affiliate” hereunder, (iv) the Company and the other Group Companies will not be deemed to be an Affiliate of any Noteholder Group, (v) for the avoidance of doubt, none of Liberty Interactive Corporation, Liberty Broadband Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Expedia Holdings, Inc., Discovery Communications Inc., Starz, CommerceHub, Inc. or Liberty Global plc shall be deemed to be an Affiliate of Liberty Media, and (vi) with regard to any Noteholder that is a fund or partnership (or nominee for a fund or partnership), any entity, fund or partnership (or nominee for a fund or partnership) that is, directly or indirectly, under the same ultimate control (including control through advisory arrangements) as such Noteholder shall be deemed to be an Affiliate of such Noteholder, excluding any portfolio companies of such entities, funds or partnerships) (for the avoidance of doubt, where such Noteholder is a fund or limited partnership advised by affiliates of CVC Capital Partners Limited, the term “Affiliate” shall be deemed to include any other funds or limited partnerships advised by affiliates of CVC Capital Partners Limited but excludes (i) CVC Credit Partners Group Holding Foundation and each of its direct and indirect subsidiary undertakings and (ii) any investors in any such funds or limited partnerships advised by affiliates of CVC Capital Partners Limited);

“Articles” means the articles of association of the Company as in effect from time to time;

“Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given in Rule 13d-3 under the Exchange Act; and a person’s Beneficial Ownership of the Notes shall be calculated in accordance with the provisions of such rule (including for the avoidance of doubt taking into account any person who would constitute a “group” with such first person pursuant to Rule 13d-3) (for the avoidance of doubt, the Noteholders collectively shall not be deemed to be a “group” for any purposes of this Agreement);

“Board” means the board of directors of the Company;

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for the transaction of normal banking business in each of (i) London, United Kingdom, (ii) Jersey, and (iii) New York, New York, United States of America;

“Buyer” has the meaning given in Condition 4.1;

“Commercial Agreement” means the commercial agreement relating to the commercial development of the FIA Formula One World Championship, dated 24 April 2001, between FOAM and FOWC (as such agreement may be amended from time to time in accordance with its terms);

“Certificates” means the certificates in respect of the Notes and PIK Notes issued hereunder;

“Closing Date” means the date of the closing of the transactions contemplated by the Purchase Agreement;

“Company” has the meaning given in the preamble.

“Company Change of Control” means the occurrence of any of the following events with respect to the Company or any other Group Company:

(a)                                 the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of the ownership or control (directly or indirectly) of more than fifty per cent (50%) of the voting share capital of the Company or any other Group Company; or

(b)                                 the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act) of the ability, directly or indirectly, to direct the casting of more than fifty per cent (50%) of the votes exercisable at general meetings of the Company or any other Group Company on all, or substantially all, matters; or

(c)                                  the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of the right to appoint or remove directors of the Company or any other Group Company holding a majority of the voting rights at meetings of the board on all, or substantially all, matters;

For the avoidance of doubt, a Liberty Media Change of Control shall not in and of itself constitute a Company Change of Control;

“Concorde Agreement” means the Concorde Implementation Agreement or any replacement agreement;

“Concorde Implementation Agreement” means the agreement dated 22 July 2013 modifying the terms of the 100 Year Agreements and the terms upon which the 2009 Concorde Agreement will be applied and renewed in respect of the period 1 January 2013 to 31 December 2020 and successive subsequent periods until 31 December 2030 between the Company, SLEC Holdings Limited, FOWC, FOAM, CVC Fund IV, FIA (France) and FIA (Switzerland);

“Conditions” means the conditions set out in Schedule 2;

“CVC Fund IV” means CVC European Equity Partners IV (A) LP, CVC European Equity Partners IV (B) LP, CVC European Equity Partners IV (C) LP, CVC European Equity Partners IV (D) LP and CVC European Equity Partners IV (E) LP;

“Deed of Release and Waiver” means the deed of release and waiver, dated 24 April 2001, between FIA (France), FIA (Switzerland), Formula One Management Limited and Formula One Administration Limited (as such agreement may be amended from time to time in accordance with its terms);

“Director Designee” has the meaning given in Condition 12.1;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Exchange Cash Election” has the meaning given in Condition 6.2;

“Exchange Date” means a date falling within 15 Business Days following delivery of an Exchange Notice, Mandatory Exchange Notice or Transfer Notice (but in the case of a Transfer Notice only to the extent such Transfer Notice results in the Transfer Exchange Option being applicable); provided, that, in the event the Noteholder delivers an Offering Exchange Notice, the “Exchange Date” will be a date falling within 3 Business Days following delivery of an Exchange Notice;

“Exchange Notice” means a notice in writing by a Noteholder to the Company to exchange all or part of the outstanding Notes held by that Noteholder in the form or substantially in the form set forth in Schedule 1;

“Exchange Price” means an amount equal to 105% of the LMCK Reference Price, subject to adjustment for certain events occurring after the Original Issue Date in accordance with Condition 8;

“Financial Year” means 1 January to 31 December;

“FIA” means the FIA (France) or the FIA (Switzerland), or both of them as the context requires;

“FIA (France)” means the Fédération Internationale de L’Automobile (France);

“FIA (Switzerland)” means the Fédération Internationale de L’Automobile (Switzerland);

“FIA Transfer Agreement” means the FIA transfer agreement relating to the transfer of commercial assets in the FIA Formula One World Championship, dated 24 April 2001, between the FIA (Switzerland), the FIA (France) and FOAM (as such agreement may be amended from time to time in accordance with its terms);

“FOAM” means Formula One Asset Management Limited;

“FOAM Articles” means the articles of association of FOAM;

“FOWC” means Formula One World Championship Limited;

“Governmental Authority” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, or any court or other arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, provided that such term shall not include any stock exchange;

“Group” means the Company and its subsidiary undertakings and FOWC and “Group Company” means any of them;

“Holder Representative” means the Noteholder Owning (together with the other members of its Noteholder Group) the greatest principal amount of Notes among all

Noteholders, as of both the date of notice from the Company of a proposed action under Condition 11.11 and the date a Holder Representative Veto Notice is delivered under Condition 11.11;

“Holder Representative Veto Notice” has the meaning given in Condition 11.11;

“Holder Representative Veto Right” has the meaning given in Condition 11.11;

“I Director” has the meaning given in the Articles;

“IC Committee” has the meaning given in Condition 15.1;

“Independent Directors” means the two directors on the Board that are independent of:

(a)                                 Liberty Media;

(b)                                 the Group (other than by virtue of their directorships);

(c)                                  the Noteholders as at the Original Issue Date and any subsequent Noteholders;

(d)                                 any current, past or future automotive race promoter from time to time; and

(e)                                  any current, past or future automotive race sponsors from time to time.

“Interest Date” has the meaning given in Condition 1.1;

“Interest Period” has the meaning given in Condition 1.1;

“Law” means any applicable law, statute, constitution, principal of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

“Liberty Media” means Liberty Media Corporation, a Delaware corporation, whose principal offices are at 12300 Liberty Boulevard, Englewood, Colorado 80112, USA;

“Liberty Media Change of Control” means:

(a)                                 any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than any Permitted Holder or any group controlled by Permitted Holders, becomes the Beneficial Owner of shares of one or more series of LMC Common Stock representing in the aggregate more than 50% of the voting power of Liberty Media represented by the outstanding shares of all series of LMC Common Stock; or

(b)                                 any merger, consolidation or other business combination involving Liberty Media has occurred (each an “event”), other than any event in which the holders of LMC Common Stock Beneficially Owning more than 50% of the voting power represented by the outstanding shares of LMC Common Stock immediately prior to such event, continue to Beneficially Own more than 50% of the voting power represented by all outstanding shares of all series of common equity of the continuing or surviving person immediately after such event;

“Liberty Media Purchaser” means Liberty GR Cayman Acquisition Company, an exempted company organized in the Cayman Islands and an indirect wholly owned subsidiary of Liberty Media;

“Liberty Media Letter Agreement” means that certain letter agreement dated on or about the date of this Instrument between Liberty Media and the Company setting out Liberty Media’s agreement with the Company with respect to the issuance of shares of LMG Series C Stock as required under and in accordance with this Instrument (as such letter agreement may be amended from time to time in accordance with the terms of this Instrument);

“Lien” means any mortgage, pledge, charge, assignment, hypothecation, security interest, title retention, preferential right, option (including call commitment), trust arrangement, right of set-off, counterclaim or banker’s lien, privilege or priority of any kind having the effect of security, any designation of loss payees or beneficiaries or any similar arrangement under or with respect to any insurance policy or any preference of one creditor over another arising by operation of Law;

“LMC Common Stock” means all series and classes of common stock of Liberty Media;

“LMCK Reference Price” means $21.26;

“LMCK VWAP” means a price per share of LMG Series C Stock equal to the volume-weighted average price of the shares of LMG Series C Stock for the specified period of Trading Days as determined by reference to the screen entitled “LMCK<EQUITY> AQR SEC” as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such specified period of Trading Days);

“LMG” means Liberty Media’s Liberty Media Group, as it may be renamed to Liberty Media’s Formula One Group on or as soon as practicable following the date of this instrument;

“LMG Common Stock” means the LMG Series A Stock, the LMG Series B Stock and/or the LMG Series C Stock, as applicable;

“LMG Series A Stock” means Series A Liberty Media common stock, par value $0.01 per share, of Liberty Media, as constituted on the date of this Instrument, and any securities issued in respect thereof, or in substitution therefor, or otherwise into which such LMG Series A Stock may thereafter be changed (whether as a result of a recapitalisation, reorganisation, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event);

“LMG Series B Stock” means Series B Liberty Media common stock, par value $0.01 per share, of Liberty Media, as constituted on the date of this Instrument, and any securities issued in respect thereof, or in substitution therefor, or otherwise into which such LMG Series B Stock may thereafter be changed (whether as a result of a recapitalisation, reorganisation, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event);

“LMG Series C Stock” means the Series C Liberty Media Common Stock, par value $0.01 per share, of Liberty Media, as constituted on the date of this Instrument, and any securities issued in respect thereof, or in substitution therefor, or otherwise into which such shares of LMG Series C Stock may thereafter be changed (whether as a result of a recapitalisation, reorganisation, redemption, merger, consolidation, business combination, share exchange, stock dividend or other transaction or event);

“Mandatory Exchange Notice” has the meaning given in Condition 7.2(a);

“Mandatory Redemption Notice” has the meaning given in Condition 7.2(b);

“Maturity Date” means 23 July 2019;

“Nasdaq” means The Nasdaq Stock Market, and references thereto shall be deemed to include any other public stock market that is the primary trading market on which Liberty Media’s equity securities may be listed (including, as applicable, for purposes of reference to the rules and regulations thereof);

“Noteholder Affiliate” means with respect to any Noteholder each Affiliate of such Noteholder, until such time as such person is not an Affiliate of the Noteholder;

“Noteholder Change of Control” means the occurrence of any of the following events with respect to a particular Noteholder:

(a)                                 the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of the ownership or control (directly or indirectly) of more than fifty per cent (50%) of the voting share capital of the Noteholder; or

(b)                                 the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act) of the ability, directly or indirectly, to direct the casting of more than fifty per cent (50%) of the votes exercisable at general meetings of the Noteholder on all, or substantially all, matters; or

(c)                                  the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of the right to appoint or remove directors of the Noteholder holding a majority of the voting rights at meetings of the board on all, or substantially all, matters; or

(d)                                 where a Noteholder is a fund or nominee of a fund, the acquisition by any person or group (within the meaning of Section 13(d) of the Exchange Act) of the right to appoint the manager and/or managing partner of that fund;

provided that it shall not be a Noteholder Change of Control where the original holder of the Notes is a fund or partnership (or nominee for a fund or partnership) and continues to be, directly or indirectly, under the same ultimate control (including control through advisory arrangements) and provided, further, that any event shall not be a Noteholder Change of Control if the Beneficial Owners of more than 50% of the voting power represented by the outstanding equity securities of the Noteholder immediately prior to such event continue to Beneficially Own more than 50% of the voting power represented by all outstanding equity securities of the continuing or surviving person immediately after such event;

“Noteholder Group” means a Noteholder and any of its Noteholder Affiliates that Beneficially Own Notes;

“Noteholder Transfer” has the meaning given in Condition 4.2;

“Noteholders” means the persons for the time being entered in the Register as the holders of the Notes;

“Notes” means the principal amount of 2% fixed rate unsecured exchangeable redeemable loan notes due 23 July 2019 of the Company and/or the PIK Notes (as the context may require and save as expressly stated otherwise, but without double counting in any case) constituted hereby or, as the case may be, the amount thereof for the time being issued and outstanding or as the context may require a specific proportion thereof;

“Offering Exchange Notice” has the meaning given in Condition 6.4;

“Original Issue Date” means 23 January 2017;

“Own” means (a) an unencumbered economic ownership by a Noteholder (free from hedge or pledge arrangements relating to such Notes to the extent such hedge or pledge arrangements deprive the Noteholder of any rights of economic ownership of such Notes) and (b) the sole right to vote by such Noteholder (or provide its consent hereunder in respect thereof) with respect to such Notes including with respect to the exercise of any Holder Representative Veto Right;

“Permitted Holder” means:

(c)                                  each of John C. Malone and Gregory B. Maffei (whether such persons are acting individually or in concert);

(d)                                 the spouses, siblings or lineal descendants (including adoptees) of the persons described in paragraph (a);

(e)                                  any trusts or private foundations created primarily for the benefit of, or controlled at the time of creation by, any of the persons described in paragraph (a) or (b), or any trusts or private foundations created primarily for the benefit of any such trust or private foundation or for charitable purposes;

(f)                                   in the event of the incompetence or death of any of the persons described in paragraphs (a) and (b), such person’s estate, executor, administrator, committee or other personal representative or similar fiduciary or beneficiaries, heirs, devisees or distributees, in each case, who at any particular date shall beneficially own shares of LMG Common Stock; or

(g)                                  any group consisting solely of persons described in paragraphs (a) to (d);

“Permitted Transfer” has the meaning given in Condition 4.2;

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof;

“PIK Notes” means the payment in kind notes created by this Instrument in respect of interest due on the Notes as may be issued from time to time in accordance with Condition 2;

“Purchase Agreement” means the Share Purchase Agreement dated 7 September 2016 between Liberty Media, Liberty Media Purchaser, the Company and the shareholders in the Company under which each shareholder has agreed to sell its entire interest in the ordinary share capital of the Company to the Liberty Media Purchaser;

“Register” means the register of Noteholders referred to in, and kept and maintained in accordance with, clause 7;

“Regulatory Agreement” means the regulatory agreement relating to the regulation of the FIA Formula One World Championship, dated 24 April 2001, between the FIA (France) and FOWC (as such agreement may be amended from time to time in accordance with its terms);

“SLEC Group Asset Transfer Agreement” means the SLEC group asset transfer agreement relating to the transfer of commercial assets in the FIA Formula One World Championship and for the acquisition of shares in Formula One Administration Limited and Formula One Licensing B.V., dated 24 April 2001, between SLEC Holdings Limited and FOAM (as such agreement may be amended from time to time in accordance with its terms);

“Team Agreement” means each of the agreements in force, as at the date of this Agreement, between FOWC, SLEC Holdings Limited and a 2012 Signatory Team (as defined therein) that governs that 2012 Signatory Team’s participation in the FIA Formula One World Championship for the period from 1 January 2013 to 31 December 2020;

“Team Director” means each director of the Company appointed by a holder of a Team Share or in accordance with a relevant Team Agreement;

“Team Shares” means the redeemable ordinary shares of US$0.01 in the Company, designated as the Team Shares that are or may be issued by the Company, none of which are in issue as at the Original Issue Date;

“Total PIK Principal Sum” means, at any time, the total principal amount represented by all the issued and outstanding PIK Notes at that time;

“Trading Day” means any day (a) other than a Saturday, a Sunday, a day on which Nasdaq is not open for business, or a day on which Nasdaq is scheduled, as of the date hereof, to close prior to its normal weekday scheduled closing time and (b) during which trading of the LMG Series C Stock on Nasdaq has not been suspended for more than ninety (90) minutes;

“Transfer” means:

(a)                                 directly or indirectly, to transfer, sell, convey, assign, hypothecate, create a security interest in or Lien on, place in trust (voting or otherwise), transfer by operation of Law, hedge or pledge or in any other way subject to any encumbrance or dispose of, whether or not voluntarily, any Note or underlying LMG Series C Stock;

(b)                                 if a Noteholder dies or is bankrupt, such death or bankruptcy shall be deemed to be a Transfer of all the Notes held by the relevant Noteholder; and

(c)                                  if there is a Noteholder Change of Control with respect to a particular Noteholder, such Noteholder Change of Control shall be deemed to be a Transfer of all the Notes held by the relevant Noteholder, and “Transferred” has a corresponding meaning;

“Transfer Exchange Option” has the meaning given in Condition 5.3;

“Transfer Notice” has the meaning given in Condition 4.1;

“Transfer Purchase Option” has the meaning given in Condition 5.1;

“Umbrella Agreement” means the umbrella agreement relating to the commercial development and regulation of the FIA Formula One World Championship, dated 24 April 2001, between the FIA (Switzerland), the FIA (France) and SLEC Holdings Limited (as such agreement may be amended from time to time in accordance with its terms); and

“Veto Termination Date” has the meaning given in Condition 11.11.

1.2                               In this Instrument, unless the context otherwise requires:

(a)                                 references to a person shall, save where otherwise expressly defined, be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)                                 the headings are inserted for convenience only and shall not affect the construction of this Instrument;

(c)                                  the singular shall include the plural and vice versa;

(d)                                 references to one gender include all genders;

(e)                                  references to times of the day are to London, United Kingdom time unless otherwise stated;

(f)                                   references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(g)                                  references to US Dollars or US$ are references to the lawful currency from time to time of the United States of America;

(h)                                 an undertaking is a “subsidiary undertaking” of another undertaking (its “parent undertaking”) if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:

(i)                                     holds a majority of the voting rights in it; or

(ii)                                  is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(iii)                               has a right to exercise a dominant influence over it:

(1)                                 by virtue of provisions contained in its memorandum or articles or equivalent constitutional documents; or

(2)                                 by virtue of an agreement or arrangement with that undertaking or other members or shareholders of that undertaking; or

(iv)                              is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; and

(i)                                     any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3                               Except as otherwise expressly provided in this Instrument, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)                                 that enactment as amended, extended or applied by or under any other enactment before or after the date of this Instrument;

(b)                                 any enactment which that enactment re-enacts (with or without modification); and

(c)                                  any subordinate legislation (including regulations) made (before or after the date of this Instrument) under that enactment, as re-enacted, amended, extended or applied as described in clause 1.3(a), or under any enactment referred to in clause 1.3(b).

1.4                               References to clauses and Schedules are to the clauses of and Schedules to this Instrument and references to paragraphs are to paragraphs of the relevant Schedule.

1.5                               The Schedules (including, for the avoidance of doubt, the Conditions) comprise schedules to this Instrument and form part of this Instrument. Any reference to this Instrument includes the Schedules and the Conditions.

1.6                               A reference to this Instrument or to any other agreement or document referred to in this Instrument is a reference to this Instrument or such other agreement or document as varied or novated in accordance with their terms from time to time.

1.7                               A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.8                               A reference in this Instrument to:

(a)                                 any Notes being outstanding means such Notes as are in issue, not redeemed, not exchanged and not cancelled at the relevant time;

(b)                                 the assets of any person shall be construed as a reference to all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital;

(c)                                  indebtedness shall be construed as a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

(d)                                 repayment includes redemption and vice versa and the words “repay”, “redeem”, “repayable”, “redeemed” and “repaid” shall be construed accordingly; and

(e)                                  tax shall be construed so as to include any present and future tax, levy, impost, deduction, withholding, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.9                               Unless the context otherwise requires, a reference to the Notes includes a reference to all and/or any of the Notes.

2.                                      AMOUNT AND DESCRIPTION

2.1                               The total principal amount of the Notes is limited to US$350,639,389.  PIK Notes may only be issued to satisfy interest payable in respect of the Notes and to the holder of the Notes in accordance with the terms hereof.  Subject to that, there is no limit on the Total PIK Principal Sum.

2.2                               The Notes shall be known as 2% fixed rate unsecured exchangeable redeemable loan notes due 23 July 2019 and shall be issued by the Company in integral multiples of US$1.

3.                                      STATUS

3.1                               The Notes when issued shall rank pari passu equally and ratably with each other without discrimination or preference and as an unsecured obligation of the Company.

3.2                               This Instrument is a deed poll. The Notes shall be issued and held subject to and with the benefit of the provisions of this Instrument.  All such provisions shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively and shall enure for the benefit of all Noteholders and may be enforced by any Noteholder even if such Noteholder is not in existence at the time this Instrument is executed.

3.3                               A copy of this Instrument and the Liberty Media Letter Agreement shall be kept at the Company’s registered office.  A Noteholder (and any person authorised by a Noteholder) may inspect that copy of the Instrument and the Liberty Media Letter Agreement at all reasonable times during office hours.

3.4                               The Notes when issued shall be subordinated in right of payment to the Company’s outstanding indebtedness for borrowed money, whether outstanding as of the date of this instrument or issued after the date hereof;  provided, however, that the Notes shall be senior in right of payment to any of the Company’s indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings).  The Company agrees that (1) it will not incur or guarantee any indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings) unless such indebtedness is subordinated to the Notes on terms which are satisfactory to the Holder Representative acting reasonably (or which have been previously approved by the Holder Representative), (2) it will not incur or guarantee any secured indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings) unless the Notes are secured on a basis that ranks senior to such indebtedness pursuant to terms which are satisfactory to the Holder Representative acting reasonably (or which have been previously approved by the Holder Representative) and (3) it will not permit any of its subsidiary undertakings to incur or guarantee any indebtedness that is held by or owed to Liberty Media or an Affiliate of Liberty Media (other than the Company and its subsidiary undertakings) unless such subsidiary undertakings also guarantee or become co-obligors under the Notes on a senior basis pursuant to terms which are satisfactory to the Holder Representative acting reasonably (or which have been previously approved by the Holder Representative) and such indebtedness of such subsidiary undertakings is subordinated to the Notes on terms which are satisfactory to the Holder Representative acting reasonably (or which have been previously approved by the Holder Representative).

4.                                      REPAYMENT

4.1                               The Company agrees that the Company is indebted to each Noteholder for the outstanding principal amount of the Notes held by that Noteholder plus all accrued and unpaid interest thereon.

4.2                               The principal amount of the Notes (including any PIK Notes) plus all accrued and unpaid interest thereon shall be repaid in cash in U.S. dollars on the Maturity Date in accordance with Condition 2.1 if not already repaid in accordance with Condition 5.1, 6.2, or 7.2(b).

4.3                               All Notes repaid pursuant to any of the provisions hereof shall be cancelled and shall not be re-issued.

5.                                      INTEREST

Until the Notes are repaid by the Company or exchanged for shares of LMG Series C Stock, in each case in accordance with the provisions of this Instrument, interest shall accrue and be paid on the principal amount of the Notes outstanding at the rate and in the manner provided in Conditions 1 and 2.

6.                                      CERTIFICATES

6.1                               The Notes are constituted by this Instrument and the registration of Noteholders as holders of Notes in the Register.  Title to them is conclusively evidenced for all purposes by the registration of Noteholders as holders of them in the Register. The Notes may only be transferred in accordance with the terms of the Conditions.

6.2                               Each Noteholder (or the joint holders of any Notes) shall be entitled to receive, without charge, one Certificate for the Notes registered in his (or its) names.

6.3                               The Certificates shall be issued and executed by the Company as a deed and shall be in the form or substantially the form set out in Schedule 1, shall refer to this Instrument and bear a denoting number and have endorsed thereon or attached thereto the Exchange Notice and the Conditions in the form or substantially in the form set forth in Schedules 1 and 2 respectively.

6.4                               The Company shall not be bound to register more than four persons as the joint holders of any Notes and such joint holders shall be entitled to only one Certificate in respect of the Notes held jointly by them and the Certificate will be delivered to the joint holder who is first named in the Register or to such persons as the joint holders may direct in writing.  Delivery of a Certificate to any such person shall be sufficient delivery to all.

6.5                               In the case of repayment or transfer of part only of a Noteholder’s Notes, the Certificate(s) in respect of such Notes shall be either:

(a)                                 endorsed with a memorandum of the nominal amount of the Notes so redeemed or transferred and the date of such repayment or transfer; or

(b)                                 cancelled and (without charge) replaced by a new Certificate for the balance of the principal amount of the Notes not then repaid or transferred, in which case the Register shall be updated to reflect the new Certificate issued.

6.6                               Where the Company pays the interest due under this Instrument by issuing PIK Notes to a Noteholder, the Company shall on the relevant Interest Date execute a Certificate for the PIK Notes issued at that time and deliver it to the relevant Noteholder.  The Company shall update the Register to reflect any issuance of PIK Notes to a Noteholder.

6.7                               If any Certificate is worn out or defaced then, on production of it to the Company, the Company may cancel it and issue a fresh Certificate in lieu thereof. If any Certificate is lost or destroyed it may be replaced on such terms (if any) as to evidence and indemnity as the Company may reasonably require.  An entry recording the issue of the new Certificate and indemnity (if any) shall be made in the Register.

7.                                      THE REGISTER

7.1                               The Company shall keep and maintain the Register at the registered office of the Company or at such other place as the Company may from time to time appoint for this purpose and notify to the Noteholders.

7.2                               There shall be entered in the Register:

(a)                                 the names and addresses of the Noteholders from time to time;

(b)                                 the principal amount of the Notes held by each Noteholder;

(c)                                  the date of issue of each of the Notes and the date on which the name of each Noteholder is entered in the Register in respect of the Notes registered in his name;

(d)                                 the serial number of each Certificate issued and the date of its issue;

(e)                                  the date(s) of all transfers and changes of ownership of any of the Notes; and

(f)                                   the information required under clauses 5, 6.6, and 6.7 of this Instrument (as applicable).

7.3                               The Company shall promptly, and in any event within three (3) Business Days of being notified in writing of the same, amend the Register to record any change to the name or address of a Noteholder, any Permitted Transfer of any Note, any Noteholder Transfer, any issuances or Permitted Transfer of PIK Notes or any repurchases of Notes in accordance with this Instrument.

7.4                               The Noteholders or any of them, or any person authorised by a Noteholder, shall be at liberty at all reasonable times during office hours to inspect the Register and to take copies of or extracts from it or any part of it.

7.5                               Every Noteholder shall be recognised by the Company as entitled to his Notes and any payments payable in respect of them free from any equity, set-off or cross-claim against it, the original or an intermediate holder of such Notes.

7.6                               The initial Holder Representative shall be CVC Delta Topco Nominee Limited.  If the identity of the Holder Representative changes, the Company shall promptly (but no later than five (5) Business Days after it receives notice of such change) notify the Noteholders of the name, address and contact information of the new Holder Representative.

8.                                      SET-OFF

Payments of principal and interest in respect of the Notes shall be paid by the Company to the Noteholders in accordance with the Conditions without any deduction or withholding (whether in respect of any set-off, counterclaim or otherwise whatsoever) unless the deduction or withholding is required by Law.

9.                                      TAXES

9.1                               Notwithstanding anything to the contrary in this Instrument, the Company and any of its paying agents shall be entitled to make any deduction or withholding for taxes required by applicable Law with respect to any payment made by the Company or its paying agents to the Noteholders pursuant to this Instrument, including upon an exchange of the Notes, any payment made by delivery of LMG Series C Stock or any other securities or property.

9.2                               The Company shall pay or discharge or cause to be paid or discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or for which it is otherwise liable, or upon the income, profits or property of the Company, as the case may be, provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such material tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with applicable accounting standards or where the failure to effect such payment would not be disadvantageous to the Noteholders.

10.                               NO LISTING

No application shall be made to any stock exchange or to any other body for permission to deal in or for an official or other listing or quotation in respect of the Notes.

11.                               VARIATION

11.1                        All or any of the rights for the time being attached to the Notes or other provisions of this Instrument may from time to time be altered or abrogated by the Company only with the prior written consent of the Holder Representative. Any such alteration or abrogation shall be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.

11.2                        Modifications to this Instrument which are of a minor nature or made to correct a manifest error and which do not adversely affect the rights of the Holders may be effected by way of deed poll executed by the Company and expressed to be supplemental to this Instrument.

11.3                        The Company shall, within 20 Business Days of any variation to this Instrument pursuant to this clause 11, send to each Noteholder (or, in the case of joint holders, to the Noteholder named first in the Register) a copy of the deed poll (or other document) effecting the variation.

11.4                        Any modification, alteration or abrogation made pursuant to clause 11.1 or clause 11.2 shall be binding on all the Noteholders.

12.                               ENFORCEMENT

12.1                        From and after the date of this Instrument, and for so long as any Notes are outstanding or any amount is payable or repayable by the Company in respect of the

Notes, the Company undertakes to duly perform and observe its obligations under this Instrument.

12.2                        Except as expressly provided in clause 12.3, a person who is not a party to this Instrument shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Instrument.

12.3                        This Instrument shall operate for the benefit of all Noteholders and each Noteholder shall be entitled to sue for the performance or observance of the provisions of this Instrument in his own right so far as his own holding of Notes is concerned and even if it is not in existence at the time this Instrument is executed.

13.                               AGREEMENTS

13.1                        The Company agrees that, so long as any Note remains outstanding, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

13.2                        The Company shall deliver to the Holder Representative, on behalf of the Noteholders, within 120 days after the end of each fiscal year end, an officer’s certificate stating whether or not, to the actual knowledge of the signers thereof, the Company has complied with all of its obligations contained in this Instrument and, if not, the certificate shall describe the noncompliance, its status and what action the Company is taking or proposes to take with respect thereto.  The first certificate to be delivered pursuant to this provision shall be with respect to the first fiscal- year-end following the date of execution of this Instrument.

13.3                        The Company shall execute and deliver such further instruments and take such further acts as the Holder Representative may reasonably request in order to carry out the purpose of this Instrument.

14.                               NOTICES

Any notice to be given to or by any Noteholder(s) for the purposes of this Instrument shall be given in accordance with the provisions of Condition 10.

15.                               GOVERNING LAW AND JURISDICTION

15.1                        This Instrument and the Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English Law.

15.2                        The courts of England are to have exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance, or the legal relationships established by, this Instrument or the Notes or otherwise arising in connection with this Instrument or the Notes, and for such purposes the Company and the Noteholders irrevocably submit to the jurisdiction of the English courts.

IN WITNESS of which this Instrument has been executed as a deed poll and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED AS A DEED	)
for and on behalf of	)
DELTA TOPCO LIMITED	)
acting by its authorised representative	)

Director/Authorised Signatory

In the presence of:

Signature of witness:

Name of witness:

Address:

Occupation:

SCHEDULE 1
CERTIFICATE

No:	[ ]

Date of issue:	[ ] January 2017

Amount:	US$[ ]

DELTA TOPCO LIMITED

(the “Company”)

2% FIXED RATE UNSECURED

EXCHANGEABLE REDEEMABLE LOAN NOTES DUE 23 July 2019

Deed poll issued pursuant to a resolution of the board of directors of the Company passed on [   ] 20[   ].

THIS IS TO CERTIFY THAT [   ] of [   ] is/are the registered holder(s) of US$[   ] of the 2% fixed rate unsecured exchangeable loan notes due 23 July 2019 constituted by an Instrument dated 23 January 2017 (the “Instrument”).  Such Notes are issued with the benefit of and subject to the provisions contained in the Instrument, the Liberty Media Letter Agreement and the Conditions endorsed hereon.

NOTES:

1.                                     The Notes are repayable, exchangeable, redeemable and shall bear interest solely in accordance with the Conditions.

2.                                     Any change of address of the Noteholder(s) must be notified in writing signed by the Noteholder(s) to the Company at its registered office.

3.                                     Subject to the Conditions, the Notes are transferable in amounts and in integral multiples of US$1.00.

4.                                     No transfer of any part of the Notes represented by this Certificate can be registered without production of this Certificate or an indemnity in respect thereof.

5.                                     Words and expressions defined in the Instrument shall bear the same meaning in this Certificate and in the Conditions.

6.                                     The Notes and any dispute or claim arising out of or in connection with any of them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, English Law.

7.                                     A copy of the Instrument is available for inspection at the registered office of the Company.

This Certificate has been executed as a deed poll and is delivered and takes effect on the date of issue stated at the beginning of it.

[EXECUTION BLOCK TO BE ADDED]

EXCHANGE NOTICE
NOTICE OF EXERCISE OF EXCHANGE RIGHTS

To:                             The Directors of Delta Topco Limited (the “Company”)

I/We, the registered holder(s) of the Notes represented by this Certificate, hereby give notice of my/our desire to exercise my/our right in accordance with the Conditions to exchange the whole/US$[   ]* of the principal amount of such Notes, together with accrued and unpaid interest (less any taxes required to be withheld or deducted under applicable Law), for shares of LMG Series C Stock on [insert any date on which the exchange is to occur.]

Should the Company make an Exchange Cash Election in accordance with the Conditions, I/we hereby authorise the payment of the redemption moneys due to me/us in cash in U.S. dollars into the following bank account:

[insert bank account details]

The payment of redemption moneys by the Company pursuant to the Exchange Cash Election shall discharge the Company from all further obligations in respect of the portion of the Note which is redeemed and in respect of the principal moneys and interest due to me/us under the portion of the Note which is redeemed in accordance with the terms of the Instrument.

[EXECUTION BLOCK] (1)

Dated this [   ] day of [   ] 20[   ]

*                                         Delete or complete as appropriate.  If this space is left blank the notice will be treated as a request for exchange of the whole of the principal amount of Notes represented by this Certificate.

(1)                                 In the case of joint holdings all Noteholders must sign.

SCHEDULE 2
THE CONDITIONS

GENERAL CONDITIONS

1.                                      Interest

1.1                               Until such time as the Notes are repaid in full in cash in U.S. dollars (and/or shares of LMG Series C Stock) in accordance with the provisions of the Instrument, the Company will pay to the Noteholders interest (less any taxes required to be withheld or deducted under applicable Law) on the principal amount of the Notes twice yearly in arrears on 23 January and 23 July (each an “Interest Date”) in each year in respect of the six months beginning on and including an Interest Date and ending on but excluding the next following Interest Date (an “Interest Period”) calculated on the basis and at the rate provided in Condition 1.3 by either:

(a)                                 issuing PIK Notes on that Interest Date to the Noteholders (on the basis of US$1 of PIK Notes for each US$1 of interest due, rounded to the nearest whole US$1); or

(b)                                 paying in cash in U.S. dollars the amount of interest due,

and in each case the decision whether to issue PIK Notes or pay cash to pay the interest due pursuant to this Condition 1.1 shall be revocable until issue has in fact occurred and shall be at the sole discretion of the Company and no Noteholder shall have any right to require the issue of those PIK Notes.  With respect to any Interest Period, the Company must pay interest either all in cash or all in the form of PIK Notes, but not partly in cash and partly in the form of PIK Notes, and all Noteholders in any Interest Period will receive interest in the same form (cash or PIK Notes).

1.2                               The first interest payment shall be made on the first Interest Date which falls after the date of issue of the relevant Notes in respect of the period to that date and shall be calculated from and including such date of issue up to (but excluding) such Interest Date.  For the purposes of the Conditions the date of issue of any Notes shall be the date shown on the first Certificate representing such Notes.

1.3                               Interest on the Notes will be calculated on the basis of a 365 day year by reference to the number of days in the relevant Interest Period, or where relevant in any shorter period, and will be payable at 2% per annum.

1.4                               Whenever any payment hereunder shall become due on a day which is not a Business Day, payment shall be made on the next Business Day, but no adjustment shall be made to the amount of interest payable or to the relevant Interest Period.

2.                                      Payment in kind

2.1                               The Company may satisfy its obligation to pay interest under Condition 1 in respect of the Notes by issuing PIK Notes in respect of the cash interest due on each Interest Date.  If applicable, on each such Interest Date, the Company shall issue to each Noteholder a PIK Note or PIK Notes (dated the date of such Interest Date) in a principal amount equal to the amount of cash interest due on such Interest Date.  Such PIK Note (or PIK Notes) will have a maturity date, will bear interest and will be subject to terms and conditions identical to the Note in respect of which it was (or they were) issued.  Each issue of PIK Notes will constitute full payment of the cash interest due to the extent of the principal amount of the PIK Notes issued and any amount withheld or deducted for or on account of tax. With respect to any Interest Period, the Company must pay interest either all in cash or all in the form of PIK Notes, but not partly in cash and partly in the form of PIK Notes, and all Noteholders in any Interest Period will receive interest in the same form (cash or PIK Notes).  The principal amount of each PIK Note will be added to the principal amount of the Note in respect of which it has been issued in lieu of cash interest on the Interest Date on which such PIK Notes are due to be issued.  If any PIK Notes are issued, references herein to Notes shall include all PIK Notes that are issued unless the context requires otherwise.

3.                                      Redemption

3.1                               Unless previously exchanged or redeemed as hereinafter provided, any Notes then outstanding (including PIK Notes) will be repaid in cash in U.S. dollars at par together with all accrued and unpaid interest (less any taxes required to be withheld or deducted under applicable Law) on the Maturity Date.

3.2                               Interest on any Notes becoming liable to redemption shall cease to accrue as from the date of redemption of such Notes.

4.                                      Transfers and transmission

4.1                               If any Noteholder proposes to Transfer any Notes which it owns to any other person (including any other member of (or person who would become a member following such Transfer of) the applicable Noteholder Group) (a “Buyer”), such Noteholder shall promptly, but in any case not later than 5 Business Days prior to the proposed date of closing of any Transfer, give notice in writing substantially in the form of Exhibit A hereto (the “Transfer Notice”) to the Company (with copies to Liberty Media and the Holder Representative).  The Transfer Notice shall describe in reasonable detail the proposed Transfer, including the number of Notes to be Transferred, the date on which the purported Transfer is to occur and the name and address of the Buyer and shall be accompanied by the Certificate in respect of such Notes or an indemnity in respect thereof.

4.2                               The Notes are only transferable by a Noteholder to an Affiliate of such Noteholder or, with the written consent of the Company, by way of liquidating distribution to a Noteholder’s members upon the dissolution of such Noteholder (each, a “Permitted Transfer”), to another Noteholder (a “Noteholder Transfer”) or to the Company.

4.3                               In the event that any Noteholder to which Notes were transferred pursuant to Condition 4.2 on the basis that such transferee was an Affiliate ceases to be an

Affiliate of the original transferor of such Notes, such Noteholder shall promptly notify the Company (with a copy to the Holder Representative) and the Noteholder shall transfer such Notes back to the original transferor or to such other person if any (designated by such original transferor) to whom a transfer by such original transferor would constitute a Permitted Transfer.

4.4                               The Notes are transferable in accordance with this Condition 4 in integral multiples of US$1.00.

4.5                               Each Transfer Notice shall be signed by the transferor and the transferee, and the transferor shall be deemed to remain the owner of the Notes to be transferred until the name of the transferee is entered in the Register.

4.6                               Each Transfer Notice shall be sent to, or left for registration at, the registered office of the Company for the time being, and shall be accompanied by the Certificate(s) for the Notes to be transferred and any other evidence that the Company may require to prove the title of the transferor or his right to transfer the Notes (and, if such instrument is executed by some other person on his behalf, the authority of that person to do so) and, where relevant, the status of the transferee as a Noteholder or an Affiliate of the Noteholder.  All Transfer Notices that are registered may be retained by the Company.

4.7                               No Transfer of Notes shall be registered:

(a)                                 if the transferring Noteholder has not then delivered a Transfer Notice and the relevant Certificate or an indemnity in respect thereof in accordance with Condition 4.1; or

(b)                                 if an Exchange Notice or Mandatory Exchange Notice or Mandatory Redemption Notice has been delivered in respect of such Notes; or

(c)                                  until the Company has exercised, or failed to exercise, the Transfer Purchase Option in respect of such Notes, if entitled to do so under Condition 5.1.

However, to the extent a proposed Transfer of Notes complies with the provisions contained herein, such Transfer shall be registered promptly by the Company in the Register.

4.8                               No fee will be charged by the Company in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any Notes or otherwise for making any entry in the Register affecting title to any Notes; provided, however, that the Noteholder shall be responsible for paying any transfer or similar taxes to the appropriate governmental entity in connection with any such Transfer.

4.9                               Upon the entry of the details for the transferee in the Register in respect of the Notes specified in the Transfer Notice:

(a)                                 the Notes specified in the Transfer Notice shall be transferred from the specified transferor to the specified transferee;

(b)                                 the transferor shall cease to have the rights of a Noteholder in respect of the Notes so transferred by it;

(c)                                  save to the extent that any Notes acquired pursuant to a Noteholder Transfer are expressly excluded herein, the transferee shall have the rights of a Noteholder in respect of the Notes so transferred to it as if the transferee had always been a Noteholder in respect of those Notes; and

(d)                                 the Company must update the Register.

5.                                      Transfer Purchase Option and Transfer Exchange Option

5.1                               In connection with any purported Transfer (other than a Permitted Transfer or a Noteholder Transfer) the Company will have the option (the “Transfer Purchase Option”) to redeem such Notes at a price, payable in cash in US dollars, equal to:

(a)                                 the principal amount of the Notes to be Transferred plus all accrued and unpaid interest thereon divided by the Exchange Price;

multiplied by:

(b)                                 the LMCK VWAP over the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the date of delivery of the Transfer Notice pursuant to Condition 4.1.

5.2                               Within four (4) Business Days of the date of delivery of the Transfer Notice, the Company shall notify the applicable Noteholder, with a copy to the Holder Representative, if it wishes to exercise the Transfer Purchase Option.

5.3                               If the Company exercises the Transfer Purchase Option, such redemption and payment shall occur no later than three (3) Business Days after the Company’s notice to the Noteholder that it is exercising the Transfer Purchase Option.

5.4                               If the Company does not duly notify the Noteholder within four (4) Business Days of the date of delivery of the Transfer Notice that it wishes to exercise the Transfer Purchase Option, then the Notes to be Transferred shall be exchanged with the Company in accordance with the terms of this Instrument and the Liberty Media Letter Agreement immediately prior to such Transfer (as reflected in the Transfer Notice), for a number of shares of LMG Series C Stock equal to:

(a)                                 the principal amount of the Notes to be transferred, plus all accrued and unpaid interest thereon;

divided by:

(b)                                 the Exchange Price,

(the “Transfer Exchange Option”).

6.                                      Exchange at the option of the Noteholder

6.1                               At any time any Noteholder has the right to deliver an Exchange Notice to the Company (with a copy to the Holder Representative) to require the exchange of any or all of the Notes held by such Noteholder for a number of fully paid shares of LMG Series C Stock equal to:

(a)                                 the principal amount of the Notes being exchanged, plus accrued and unpaid interest thereon;

divided by:

(b)                                 the Exchange Price.

6.2                               Within three (3) Business Days of receipt of an Exchange Notice, the Company will have the right to redeem the Notes that are the subject of the Exchange Notice by paying to or for the benefit of the relevant Noteholder an amount in cash in US dollars equal to:

(a)                                 the number of shares of LMG Series C Stock calculated in accordance with Condition 6.1;

multiplied by:

(b)                                 the LMCK VWAP over the five (5) consecutive Trading Days ending on the Trading Day immediately prior to delivery of the Exchange Notice,

(the “Exchange Cash Election”) and, if the Company duly exercises the Exchange Cash Election by making such payment, the Noteholder shall have no right to be issued any shares of LMG Series C Stock as a result of the delivery of the relevant Exchange Notice.

6.3                               If the Company does not duly exercise the Exchange Cash Election within three (3) Business Days of receipt of an Exchange Notice, the exchange process set out in Condition 8 shall apply.

6.4                               Notwithstanding Sections 5, 6.1 - 6.3 and 7 herein, any Noteholder or group of Noteholders may provide notice in writing to the Company of its intention to sell some or all of the LMG Series C Stock issuable upon exchange of the Notes specified in such notice in an underwritten offering (an “Offering Exchange Notice”) and requesting that the Company waive its right to redeem such Notes pursuant to an Exchange Cash Election, Transfer Purchase Option or Mandatory Redemption Notice, if applicable.  The Company shall within three (3) Business Days inform such Noteholder(s) in writing whether it elects to provide such a waiver.  If the Company provides a waiver, such Noteholder(s) may within thirty (30) Business Days of the date of the waiver provide an Exchange Notice to the Company in connection with an underwritten offering which includes the LMG Series C Stock issuable upon exchange of the Notes specified in the Offering Exchange Notice, and in the event of any such underwritten offering the Company shall cause such LMG

Series C Stock in respect of such Notes to be issued by no later than the Exchange Date in order to facilitate the timely consummation of such offering.

7.                                      Exchange at the option of the Company

7.1                               At any time when the total principal amount of the Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) Owned by a Noteholder (and its Affiliates) is less than the total principal amount of Notes first issued to that Noteholder (and the other members of its Noteholder Group) (whether as a result of any Transfer of the relevant Notes or following the delivery of an Exchange Notice in respect of the relevant Notes or following exercise of the Transfer Purchase Option in respect of the relevant Notes), the Company shall have the right to deliver a notice to that Noteholder (with a copy to the Holder Representative) under Condition 7.2; provided, however, that any Notes Transferred by a Noteholder to a non-Affiliate of such Noteholder pursuant to a Permitted Transfer will be treated for purposes of this Condition 7.1 as though such Notes were first issued to the transferee rather than the Transferring Noteholder.

7.2                               The notice shall either:

(a)                                 require the Noteholder to exchange any or all of the Notes held by such Noteholder with the Company for a number of fully paid shares of LMG Series C Stock equal to:

(i)                                     the principal amount of the Notes being exchanged plus accrued and unpaid interest;

divided by:

(ii)                                  the LMCK VWAP over the five (5) consecutive Trading Days immediately preceding delivery of the notice,

(a “Mandatory Exchange Notice”); or

(b)                                 require the redemption of any or all of the Notes held by such Noteholder (a “Mandatory Redemption Notice”) and the Company shall, within three (3) Business Days of the Mandatory Redemption Notice, pay to such Noteholder an amount in cash in U.S. dollars equal to the principal amount of such Notes plus all accrued and unpaid interest thereon to the date of such payment.

8.                                      Process for exchange of Notes for LMG Series C Stock

8.1                               On the Exchange Date:

(a)                                 the Company shall redeem the principal amount of the Notes (together with all accrued and unpaid interest thereon) referred to in the Exchange Notice, Mandatory Exchange Notice or the Transfer Notice, as the case may be; and

(b)                                 a number of new fully paid and non-assessable shares of LMG Series C Stock shall be issued in accordance with this Instrument and the Liberty Media Letter Agreement:

(i)                                   calculated in accordance with Condition 5.4 following delivery of a Transfer Notice that results in the Transfer Exchange Option being applicable;

(ii)                                calculated in accordance with Condition 6.1 following delivery of an Exchange Notice; or

(iii)                             calculated in accordance with Condition 7.2(a) following delivery of a Mandatory Exchange Notice.

8.2                               LMG Series C Stock to be delivered to any Noteholder by the Company upon an exchange of Notes shall be issued by Liberty Media to the Company immediately prior to the delivery of such LMG Series C Stock on the Exchange Date in accordance with the Liberty Media Letter Agreement.

8.3                               The shares of LMG Series C Stock delivered to any Noteholder in accordance with this Instrument and the Liberty Media Letter Agreement upon an exchange of Notes shall be fully paid and non-assessable and rank pari passu with the shares of LMG Series C Stock of the same class on the Exchange Date and shall carry the right to receive all dividends and other distributions declared on such shares of LMG Series C Stock after the Exchange Date.

8.4                               If, after the Date of this Instrument, Liberty Media (a) subdivides the shares of LMG Series C Stock into a greater number of shares of LMG Series C Stock (by stock dividend, stock split, reclassification, or otherwise), (b) combines the outstanding shares of LMG Series C Stock into a smaller number of shares of LMG Series C Stock (by reverse stock split, reclassification, or otherwise) or (c) if the IC Committee determines, in good faith, that any stock dividend, extraordinary cash dividend, distribution, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, merger, consolidation, binding share exchange, combination, exchange of shares, warrants, options or rights offering to purchase LMG Series C Stock, tender offer, exchange offer or other similar corporate event affects the LMG Series C Stock such that an adjustment is required to preserve the economic benefit intended to be made available to Noteholders with respect to an exchange of Notes, then, in each case, the IC Committee shall make such adjustments (on a customary weighted average anti-dilutive basis, where applicable) to the Exchange Price, in such manner as the IC Committee, in its good faith discretion, deems equitable and appropriate.

8.5                               Except as otherwise provided in Condition 8.4, the Exchange Price will not be adjusted for the issuance of shares of LMG Series C Stock or any securities convertible into or exchangeable for LMG Series C Stock or carrying the right to purchase any of the foregoing, or for the repurchase of LMG Series C Stock.

8.6                               After any adjustment to the Exchange Price is made pursuant to Condition 8.4, any subsequent event resulting in an adjustment under Condition 8.4 shall cause an adjustment to such Exchange Price as so adjusted.

8.7                               The entitlement of each Noteholder to a fraction of a share of LMG Series C Stock shall be rounded to the nearest whole number of shares of LMG Series C Stock which result from the exchange of the Notes.

9.                                      Payments

9.1                               Subject to Condition 9.2, all payments due to a Noteholder from the Company in respect of Notes shall be made by bank transfer to an account nominated for the purpose to the Company in writing by, the registered Noteholder or, in the case of joint registered Noteholders, to the Noteholder who is first-named on the Register. Payment into such bank account by the Company shall be deemed for all the purposes of the Conditions to be a payment to such Noteholder or Noteholders, as the case may be, and the Company shall thereby be discharged from all obligations in connection with such payment.

9.2                               If any Noteholder any of whose Notes are liable to be repaid under the Conditions shall fail or refuse to:

(a)                                 deliver the Certificate for his Notes to the Company at its registered office before or within five (5) Business Days of the redemption thereof; or

(b)                                 accept payment in respect of his Notes; or

(c)                                  provide details of a bank account for the payment of any amount due to that Noteholder from the Company in respect of his Notes,

the moneys payable to such Noteholder shall be set aside by the Company and paid into a separate bank deposit account and held by the Company in trust for such Noteholder and such setting aside shall be deemed for all the purposes of the Conditions to be a payment to such Noteholder and the Company shall thereby be discharged from all obligations in connection with such Notes.  If the Company shall place the said moneys on deposit at a bank the Company shall not be responsible for the safe custody of such moneys or for interest thereon except such interest (if any) as the said moneys may earn whilst on deposit less any expenses incurred by the Company in connection therewith.

9.3                               If the Company shall fail to pay to the Noteholders any amount due hereunder on the date on which such amount is expressed to be due and payable pursuant to the Conditions the Company shall (without prejudice to all other rights and remedies of the Noteholders in respect of such failure) pay to the Noteholders interest at a rate equal to 1.5% per annum on such overdue amount from the date of such failure up to the date of actual payment (as well after as before judgment) calculated on a day to day basis for so long as such amount remains unpaid.

9.4                               Subject to Condition 1.4, whenever any payment hereunder shall become due on a day which is not a Business Day, payment shall be made on the next Business Day.

9.5                               Following a Transfer as the result of the death or bankruptcy of a Noteholder, the Company shall pay the redemption moneys in accordance with Condition 9.2 or to the bank account of a person becoming entitled to the relevant Notes in consequence of such death and bankruptcy, upon such person producing such evidence confirming his title to the Notes as is satisfactory to the Company.

10.                               Notices

10.1                        The delivery of an Exchange Notice, Mandatory Exchange Notice, Mandatory Redemption Notice or Transfer Notice shall be irrevocable.  The Company shall forward to Liberty Media a copy of any notice delivered by or to the Company pursuant to this Instrument that, in whole or in part, relates to the exchange, or possible exchange, of Notes for LMG Series C Stock.

10.2                        Any notice or other communication to be given under, or in connection with, this Instrument shall be in writing and signed by or on behalf of the party giving it.  It shall be served by delivering it by hand, by electronic mail, by facsimile or sending it by recognised international courier to the relevant address or facsimile number set out in Condition 10.3 and in each case marked for the attention of the relevant party set out in Condition 10.3 (or as otherwise notified from time to time in accordance with the provisions of Condition 10.5).  Any notice so served by hand, by electronic mail, by facsimile or by courier shall be deemed to have been duly given:

(a)                                 in the case of delivery by hand, when delivered;

(b)                                 in the case of delivery by electronic mail or by facsimile, when delivered (provided, that, such notice or other communication delivered by electronic mail or by facsimile is followed by prompt delivery of a hard copy by courier);

(c)                                  in the case of delivery by courier, at 10am on the second Business Day following the date of posting,

provided that in each case where delivery by hand, by electronic mail or by facsimile occurs after 6pm on a Business Day, or at any time on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.  References to time in this Condition 11.2 are to local time at the address to which the relevant notice is sent.

10.3                        The addresses and fax numbers of the parties for the purpose of Condition 10.2 are:

(a)                                 a Noteholder: the address and electronic mail address set out in the Register; or

(b)                                 the Company: the address below.

6 Princes Gate

Knightsbridge

London

SW7 1QJ

England

Facsimile: Separately provided

Attn: General Counsel of the F1 Group

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, NY  10112

Facsimile:                       212-259-2501

Email:                                          frederick.mcgrath@bakerbotts.com

renee.wilm@bakerbotts.com

Attention:                       Frederick H. McGrath

Renee L. Wilm

and

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HT

Facsimile: +44 20 7832 7001

Email:                                          Charles.hayes@freshfields.com

Valerie.jacob@freshfields.com

Attention:                       Charles Hayes

Valerie F. Jacob

and

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Facsimile:                       Separately provided

Email:                                          Separately provided

Attention:                       Chief Legal Officer

10.4                        In the case of joint Noteholders, a notice given to, or document served on, the Noteholder whose name stands first in the register in respect of such Notes shall be sufficient notice to, or service on, all the joint holders.

10.5                        A Noteholder may notify the Company and the Company may notify the Noteholders of a change to its name, relevant addressee or address or fax number for the purposes of this Condition 10, provided that such notice shall only be effective on:

(a)                                 the date specified in the notice as the date on which the change is to take place; or

(b)                                 if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

10.6                        In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the courier.

10.7                        All notices, demands, requests, statements or other documents or communications under or in connection with this Instrument shall be in the English language or, if in any other language, accompanied by a translation into English.  In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

10.8                        Any notice or other document delivered to any Noteholder in accordance with Condition 10.2 shall, notwithstanding that such Noteholder is then dead or bankrupt or in liquidation, and whether or not the Company has notice of his death or bankruptcy or liquidation, be deemed to have been duly served or delivered in respect of any Notes registered in the name of such Noteholder as sole or first-named joint holder unless his name shall at the time of the service of the notice or document have been removed from the Register as the holder of the Notes, and such service shall for all purposes be deemed sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Notes.

GOVERNANCE CONDITIONS

11.                               Holder Representative Veto Rights

11.1                        The Company undertakes that until the earlier of:

(a)                                 the Maturity Date; and

(b)                                 the date on which the Noteholders (and each member of their Noteholder Group) collectively cease to Own Notes (including PIK Notes) representing at least 30% in principal amount of the total principal amount of the Notes issued on the Closing Date in accordance with the Purchase Agreement,

(such date, the “Veto Termination Date”), the Board:

(i)                                     will deliver to the Holder Representative a written notice if the Board or any shareholder of the Company approves any of the actions listed in Condition 11.2; and

(ii)                                  will not take, permit the taking or procure (and will procure that every other Group Company will not take, permit the taking or procure) any of the actions listed in Condition 11.2 if the Holder Representative delivers to the Company written notice (a “Holder Representative Veto Notice”) of the Holder Representative’s election to veto such action (the “Holder Representative Veto Right”) within five (5) Business Days of the date the Board delivers notice under Condition 11.1(b)(i) to the Holder Representative.

11.2                        The actions referred to in Condition 11.1 are:

(a)                                 the termination of the appointment of the Executive Chairman or CEO of the Company (or other officer with the responsibilities customarily associated with Executive Chairman or CEO regardless of the title of such officer;

(b)                                 material changes to or deviations from the 5-year Business Plan;

(c)                                  the voluntary liquidation, dissolution, absorption, merger or winding up of the Company or any other Group Company or any other equivalent procedure under the laws of any jurisdiction;

(d)                                 material amendments to or waivers of, the extension or renewal on materially amended terms of, the Concorde Agreement or any Team Agreement, other than in connection with the incorporation of the terms of the Team Agreements without material change into a new Concorde Agreement in connection with each of the then current teams becoming parties to a new multi-party Concorde Agreement with the FIA;

(e)                                  any material variation to or waiver of, or termination of, any of the 100 Year Agreements or the Concorde Implementation Agreement with the FIA, or any variation or abrogation of the rights attaching to the ‘B Ordinary Shares’ (as defined in the FOAM Articles) in the capital stock of Formula 1 Asset Management Limited; provided, that, following the Closing Date, if the Company deems it necessary to seek (x) any waiver that solely and specifically relates to the provisions set forth in Section 8.1 of the Umbrella Agreement and Section 8.1 of the Regulatory Agreement or (y) any amendment that solely and specifically relates to the provisions set forth in Section 8.1 of the Umbrella Agreement and Section 8.1 of the Regulatory Agreement, the Company shall provide to the Holder Representative a form of such waiver or amendment for review, discussion and consent by the Holder Representative (not to be unreasonably withheld, conditioned or delayed) prior to seeking any such waiver or amendment, and if such consent is obtained the Holder Representative Veto Right will not be applicable in relation to the waiver or amendment so requested;

(f)                                   material acquisitions or dispositions of assets by the Company or any other Group Company, entering into joint ventures, contribution of material assets to the Company or any other Group Company or mergers involving the Company or any other Group Company, including any sale of the assets and business of the Group as a whole;

(g)                                  any Company Change of Control other than:

(i)                                     pursuant to any agreement entered into by all of the Noteholders (in whatever capacity), the Company or any other Group Company on or prior to 7 September 2016, or

(ii)                                  as a result of a Liberty Media Change of Control (which for the avoidance of doubt shall not, in and of itself, cause a Company Change of Control), or

(iii)                               as a result of any spin-off or split-off involving the assets and businesses of LMG:

(1)         pursuant to which the Company or the assets and business of the Group as a whole would become part of a new independent public company; and

(2)         in which:

a.        all of the holders of LMG Common Stock receive an equity interest in the new independent public company pro-rata to their holdings of LMG Common Stock in issue immediately prior to the spin-off or split-off (as applicable); and

b.        all governance, control and other similar rights held by Noteholders hereunder immediately prior to such spin-off or split off (as applicable) are replicated in all material respects in relation to the new public company and its subsidiary undertakings;

(h)                                 material changes to the dividend policy of the Company as set out in the 5-year Business Plan, provided that dividends and other distributions from the Company to Liberty Media or its wholly-owned subsidiaries that are (i) attributed to LMG and (ii) made in accordance with the 5-year Business Plan will not be subject to such Holder Representative Veto Right;

(i)                                     any issue by the Company or any other Group Company of any shares (other than the issue of a Team Share) or other Securities except to Liberty Media (and attributed to LMG) or a wholly-owned subsidiary undertaking of Liberty Media that is wholly attributed to LMG or any sale or transfer of shares or other Securities in any other Group Company by the Company such that any of the foregoing which are wholly-owned by the Company as at the date of this Instrument cease to be 100% owned, directly or indirectly, by the Company or Liberty Media and attributed to LMG (ignoring for these purposes the redeemable ordinary share of US$0.01, designated as the LST Share issued by the Company or the Team Shares). For these purposes “Security” means any share of capital stock, debt instrument (which provides any benefit to the holder apart from arm’s-length interest on principal), or exchangeable or convertible instrument together with any security interest granted in the stock of any Group Company other than:

(i)                                   the Notes and any PIK Notes;

(ii)                                in connection with obtaining or maintaining financing, the proceeds of which are used exclusively for the benefit of one or more Group Companies; or

(iii)                             in connection with acquisitions of assets or businesses by one or more Group Companies not otherwise subject to consideration by the Holder Representative under this Condition 11; and

(j)                                    any amendment or waiver by the Company of any provision contained in the Liberty Media Letter Agreement.

11.3                        The Articles provide that until the Veto Termination Date any purported grant of a security interest in the equity securities of the Company or sale or transfer of equity securities of the Company other than:

(a)                                 the Notes and any PIK Notes;

(b)                                 in connection with obtaining or maintaining financing, the proceeds of which are used exclusively for the benefit of one or more Group Companies; or

(c)                                  in connection with acquisitions of assets or businesses by one or more Group Companies not otherwise subject to consideration by the Holder Representative under this Condition 11, such that the Company ceases to be 100% owned, directly or indirectly, by Liberty Media Purchaser or Liberty Media (ignoring for these purposes the redeemable ordinary share of US$0.01, designated as the LST Share issued by the Company or the Team Shares) will be void and shall not be registered by the Directors of the Company. Any such purported grant of a security interest or sale or transfer shall not be binding upon or be recognized by the Company, and any such transferee shall not be treated as or deemed to be a shareholder of the Company for any purpose.

11.4                        The veto rights under Condition 11.1 will terminate on the Veto Termination Date.

12.                               Board Appointment Rights

12.1                        The Noteholders have the board appointment rights set forth in the Articles (as amended on the date hereof), which provide in pertinent part as follows:

(a)                                 any Noteholder which (together with any member of its Noteholder Group) Owns Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) representing 15% or more in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes, will have the right by notice to the Company to (i) designate one person to be a director of the Company for a term expiring upon the fifth anniversary of the Original Issue Date and (ii) provide a list of alternative persons (in order of preference) to serve in such role (provided, that such list shall not exceed ten persons) to the extent that the then-designee resigns, dies, becomes disabled or is removed for incompetence or gross misconduct or other reasonable cause justifiable under applicable Law before such fifth anniversary. Each such Noteholder designee, prior to being elected to the Board, shall execute a resignation letter, in a form reasonably acceptable to the Company, subject to applicable Law, effective as of the fifth anniversary of the Original Issue Date;

(b)                                 those Noteholders which (together with their Affiliates) do not individually Own Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) representing 15% or more in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes, will, so long as such holders (together with all members of their respective Noteholder Groups) collectively Own Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) representing at least 25% in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes, have the right by notice to the Company to designate (i) one person to be a director of the Company and (ii) when needed an alternative person to serve in such role to the extent that the then-designee resigns, dies, becomes disabled or is removed for incompetence or gross misconduct or other reasonable cause justifiable under applicable Law. Each such Noteholder designee, prior to being elected to the Board, shall execute a resignation letter, in a form reasonably acceptable to the Company, subject to applicable Law, effective as of the earlier of (i) the Maturity Date and (ii) the date on which such Noteholders who designated the director pursuant to this Condition 12.1(b) cease to own at least 25% in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes;

(c)                                  for the avoidance of doubt, for purposes of Condition 12.1(a) an alternative person may be identified by position or title, rather than by an individual’s name;

(each such director a “Director Designee”);

(d)                                 (subject to Condition 12.1(e)):

(i)                                     with respect to Director Designees designated pursuant to Condition 12.1(a), until the fifth anniversary of the Original Issue Date; and

(ii)                                  with respect to Director Designees designated pursuant to Condition 12.1(b), until the earlier of (x) the Maturity Date and

(y)  the date on which no group of Noteholders is entitled to designate a Director Designee under Condition 12.1(b),

the Company will, subject to the right of removal under Condition 12.3, retain such Director Designee(s) on the Board;

(e)                                  a Director Designee must be eligible to act as a director of the Company in accordance with applicable Law; and

(f)                                   each Director Designee, prior to being appointed as a director of the Company, shall execute a resignation letter in a form reasonably acceptable to the Company, subject to applicable law, effective as of the date of termination of his appointment.

12.2                        The Articles provide that at the time:

(a)                                 the term of appointment of all Director Designees designated by a Noteholder under Condition 12.1(a) expires; or

(b)                                 no group of Noteholders is entitled to designate a Director Designee under Condition 12.1(b),

such Noteholder(s) shall procure the resignation of its Director Designee without any claim by the Director Designee against the Company for damages or compensation for loss of office.

12.3                        The Articles provide that the Company shall have the right to remove a Director Designee on the death, retirement or incapacity of that Director Designee, or for “cause” under applicable Law.

12.4                        The Articles provide that to the extent a Director Designee designated pursuant to Condition 12.1(a) is removed in accordance with Condition 12.3 or otherwise, then the replacement Director Designee shall be from (and in accordance with the order of priority set out in) the list of alternate Director Designees nominated by the applicable Noteholder Group and referred to in Condition 12.1(a)(ii), to the extent such person(s) remain willing and able to act as a Director Designee (and if such person(s) are not so willing and able, the next replacement set forth in such list of alternative Director Designees).

12.5                        The Articles provide that until CVC Fund IV ceases to Own (together with the other members of its Noteholder Group) Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) representing at least 15% in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes (or if sooner, the Maturity Date), CVC Fund IV will have joint rights of selection and approval with the subsidiary undertaking(s) of Liberty Media that own(s) the ordinary shares in the Company over the appointment of the Independent Directors.

12.6                        The Articles provide that until the Maturity Date the following transactions or actions will be reviewed by the Board before the taking of any action with respect thereto:

(a)                                 the incurrence of additional debt, or changes to financing strategy, provided that the foregoing will not be applicable to the incurrence of intercompany debt between (i) Liberty Media and/or any subsidiary undertakings of Liberty Media (other than the Company and the Group Companies) and (ii) the Company or any other Group Company (as long as any such transactions are in accordance with the 5-year Business Plan);

(b)                                 the commencement or settlement of material litigation by the Company or any other Group Company; and

(c)                                  any licencing agreements by the Company or any other Group Company outside the normal course of current business.

12.7                        The Articles provide that:

(a)                                 none of (i) the Director Designees, (ii) any directors of the Company designated by or on behalf of Liberty Media, and (iii) any executive directors of the Company, shall be entitled to any compensation or be eligible for any equity-based incentives or compensation by virtue of their service on the Board (other than, for the avoidance of doubt, executive directors whose compensation shall be governed by the terms of an employment agreement with the relevant Group Company);

(b)                                 the compensation of the independent directors of the Company shall be determined by the Board; and

(c)                                  the compensation of any Team Directors shall be determined in accordance with the relevant Team Agreement, if any.

13.                               IC Committee

13.1                        On the Original Issue Date, the Board established the Independent Conflict Committee (the “IC Committee”) of the Board with the constituency and remit set out in Schedule 3 and the Articles.

13.2                        The Articles provide that the IC Committee will continue in place and with the constituency and remit set out in Schedule 3 until the first to occur of (i) the Maturity Date, or (ii) the first date on which both:

(a)                                 no Noteholder (together with all members of its Noteholder Group) Owns Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) representing 15% or more in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes; and

(b)                                 those Noteholders which (together with all members of its Noteholder Group) do not individually Own Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer) representing 15% or more in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes, but (together with the members of its Noteholder Group) collectively Own Notes (including PIK Notes and excluding any Notes acquired pursuant to a Noteholder Transfer, other than Notes acquired from any such Noteholder who is part of such group owning at least 25%) representing at least 25% in principal amount of the total principal amount of the Notes issued on the Original Issue Date, together with the total principal amount of PIK Notes, cease to so Own such 25% threshold principal amount.

SCHEDULE 3
THE IC COMMITTEE

1.                                      The IC Committee is a standing committee of the Board which comprises the Chairman of the Company and the two Independent Directors.

2.                                      The IC Committee shall make decisions by a majority of members, and the I Directors may not take action to override decisions of the IC Committee.

3.                                      The IC Committee will review the matters specified below and, unless approved by the IC Committee, the Company and the other Group Companies will not (and the Company will procure that the other Group Companies will not) enter into any agreements in respect of, or otherwise engage in, such referenced actions or transactions:

(a)                                 Transactions between the Company or any other Group Company:

(i)                                   and entities attributed to tracking stock groups of Liberty Media other than LMG;

(ii)                                and those persons listed on Schedule 4;

(iii)                             that constitute related party transactions, as defined in Item 404 of Regulation S-K as prescribed under the US Securities Act of 1933;

(iv)                              that constitute “Related Party Direct Leakage” or “Related Party Indirect Leakage”‘ for the purposes of Appendix B to Schedule 10 to the 2009 Concorde Agreement; and/or

(v)                                 and any other person (provided that such transaction is evidenced by an oral or written agreement with such other person, or such transaction requires the taking by any Group Company of any affirmative action (or the failure to take any action) pursuant to any contractual entitlement of such other person), the primary purpose of which is to provide a benefit to an entity or entities which, or a majority of Liberty Media’s interest in which, are attributed to a tracking stock group of Liberty Media other than LMG.

4.                                      The Company shall send to each member of the IC Committee:

(a)                                 at least five (5) Trading Days’ advance notice of each meeting of the IC Committee, such notice to be accompanied by a written agenda specifying the business to be transacted at such meeting and, at least three (3) calendar days prior to the meeting, all papers to be circulated or presented to the same (save that the Executive Chairman may call a meeting on no less than 24 hours’ notice if he determines there is an urgent reason to do so, such notice to be accompanied by a written agenda specifying the business to be transacted); and

(b)                                 as soon as practicable after each meeting of the IC Committee a copy of the minutes thereof.

Omitted Schedule

The following schedule to the Delta Topco Limited Exchangeable Redeemable Loan Instrument, made on January 23, 2017 has not been provided herein:

Schedule 4

The registrant hereby undertakes to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request.

Exhibit A

Form of Transfer Instrument

[date]

Delta Topco Limited

1 Waverly Place

Union Street, St Helier
Jersey, JE1 1SG
Channel Islands

Re:                             Transfer Notice - Delta Topco Limited (the “Company”) 2% Fixed Rate Unsecured Exchangeable Redeemable Loan Notes due 23 July 2019

Pursuant to Condition 4.1 of the instrument (the “Instrument”) constituting the 2% fixed rate unsecured exchangeable redeemable loan notes due 23 July 2019 (the “Notes”), the undersigned Noteholder hereby provides notice to the Company of a proposed Transfer (the “Proposed Transfer”) of [  ] Notes (the “Transferred Notes”) on [date of transfer] to the following person (the “Proposed Transferee”):

[Name of Proposed Transferee]

[Address of Proposed Transferee]

[Proposed Transferee’s Social Security or Tax I.D. No.]

The Proposed Transfer, including the identity of the Proposed Transferee, is being made in accordance with the conditions set forth in Condition 4 of the Instrument in all respects.  The Noteholder shall be deemed to remain the owner of the Transferred Notes until the name of the Proposed Transferee is entered in the Register.

The certificate in respect of the Transferred Notes or an indemnity in respect thereof is attached hereto in accordance with Condition 4.1 of the Instrument.

Capitalized terms used but not defined in this notice shall have the meanings ascribed to such terms in the Instrument.

NOTEHOLDER

[Name of Noteholder]

PROPOSED TRANSFEREE

[Name of Proposed Transferee]

Enclosures

1